November 10, 1992



Board of Trustees of Pennsylvania
  Daily Municipal Income Fund


Gentlemen:

     We hereby subscribe for 100,000 shares of beneficial interst, $.01 par value per share, of Pennsylvania Daily Municipal Income Fund, a Massachusetts business trust (the "Trust"), at $1.00 per share for an aggregate purchase price of $100,000. Our payment in full is confirmed.

     We hereby represent and agree that we are purchasing these share of beneficial interest for investment purposes, for our own account and risk and not with a view to any sale, division or other distribution thereof within the meaning of the Securities Act of 1933 as amended, nor with any present intention of distribution or selling such shares. We further agree that if any of such shares are redeemed during the period that the deferred organizational expenses of the Trust are being amortized, we will reimburse the Trust the then unamortized organizational expenses in the same ratio as the number of shares redeemed bears to the number of such shares held at the time of redemption.


                                                     Very truly yours,

                                                     REICH & TANG L.P.

                                                     By:  REICH & TANG, INC.,
                                                          General Partner

                                                      By:  s/s Richard DeSanctis
                                                           ---------------------
                                                           Controller


Confirmed and Accepted:

PENNSYLVANIA DAILY MUNICIPAL
  INCOME FUND

By: s/s Bernadette N. Finn